Exhibit 99.1

An Important Message to Yahoo Users on Security

SUNNYVALE, Calif., September 22, 2016 (BUSINESSWIRE) A recent investigation by Yahoo! Inc. (NASDAQ:YHOO) has confirmed that a copy of certain user account information was stolen from the company’s network in late 2014 by what it believes is a state-sponsored actor. The account information may have included names, email addresses, telephone numbers, dates of birth, hashed passwords (the vast majority with bcrypt) and, in some cases, encrypted or unencrypted security questions and answers. The ongoing investigation suggests that stolen information did not include unprotected passwords, payment card data, or bank account information; payment card data and bank account information are not stored in the system that the investigation has found to be affected. Based on the ongoing investigation, Yahoo believes that information associated with at least 500 million user accounts was stolen and the investigation has found no evidence that the state-sponsored actor is currently in Yahoo’s network. Yahoo is working closely with law enforcement on this matter.

Yahoo is notifying potentially affected users and has taken steps to secure their accounts. These steps include invalidating unencrypted security questions and answers so that they cannot be used to access an account and asking potentially affected users to change their passwords. Yahoo is also recommending that users who haven’t changed their passwords since 2014 do so.

Yahoo encourages users to review their online accounts for suspicious activity and to change their password and security questions and answers for any other accounts on which they use the same or similar information used for their Yahoo account. The company further recommends that users avoid clicking on links or downloading attachments from suspicious emails and that they be cautious of unsolicited communications that ask for personal information. Additionally, Yahoo asks users to consider using Yahoo Account Key, a simple authentication tool that eliminates the need to use a password altogether.

Online intrusions and thefts by state-sponsored actors have become increasingly common across the technology industry. Yahoo and other companies have launched programs to detect and notify users when a company strongly suspects that a state-sponsored actor has targeted an account. Since the inception of Yahoo’s program in December 2015, independent of the recent investigation, approximately 10,000 users have received such a notice.

Additional information will be available on the Yahoo Security Issue FAQs page, https://yahoo.com/security-update, beginning at 11:30 am Pacific Daylight Time (PDT) on September 22, 2016.

About Yahoo

Yahoo is a guide to digital information discovery, focused on informing, connecting, and entertaining through its search, communications, and digital content products. By creating highly personalized experiences, Yahoo helps users discover the information that matters most to them around the world — on mobile or desktop. Yahoo connects advertisers with target audiences through a streamlined advertising technology stack that combines the power of Yahoo’s data, content, and technology. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company’s blog (yahoo.tumblr.com).

Statements in this press release regarding the findings of Yahoo’s ongoing investigation involve potential risks and uncertainties. The final conclusions of the investigation may differ from the findings to date due to various factors including, but not limited to, the discovery of new or additional information and other developments that may arise during the course of the investigation. More information about potential risks and uncertainties of security breaches that could affect the Company’s business and financial results is included under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is on file with the SEC and available on the SEC’s website at www.sec.gov.

Yahoo!, the Yahoo family of marks, and the associated logos are trademarks and/or registered trademarks of Yahoo! Inc. Other names are trademarks and/or registered trademarks of their respective owners.

Yahoo

Suzanne Philion

sphilion@yahoo-inc.com

+1 (408) 349-4040